Exhibit 10.95

CONSOL ENERGY INC. EQUITY INCENTIVE PLAN

DEFERRED STOCK UNIT GRANT AGREEMENT

CONSOL Energy Inc. (the “Company”) hereby awards you Deferred Stock Units under the CONSOL Energy Inc. Equity Incentive Plan (the “Plan”), conditioned upon your agreement to the terms and conditions described in this Deferred Stock Unit Grant Agreement and the “Terms and Conditions” attached hereto (collectively referred to as the “Grant Agreement”). All of the terms of the Plan are incorporated into this Grant Agreement as if set forth herein. To the extent this Grant Agreement differs in any way from the terms of the Plan, the terms of the Plan shall govern. All capitalized words that are not defined in this Grant Agreement have the meanings ascribed to them in the Plan. A copy of the Plan is attached as Exhibit 1.

Name of Recipient:

Grant Date:	, 20

Number of Deferred Stock Units Granted:	Deferred Stock Units

Vesting Schedule:

Payment Date Election:	Vested Deferred Stock Units will be paid following the earlier of: (1) your termination of service as a Director of the Company, or (2) the date you elected on the Payment Date Election Form previously filed with the Company. Notwithstanding the foregoing, Deferred Stock Units will be paid to you contemporaneous with any transaction that will result in a Change in Control of the Company.

You have sixty (60) days following the date of this letter in which to return a copy of this Grant Agreement to the Company with the Acknowledgment section below properly signed and dated in order to indicate your acceptance of the terms and conditions of your award as set forth above and in the attached Terms and Conditions. If you do not do so within the due date, your award will become null and void.

ACKNOWLEDGMENT

I hereby acknowledge and accept the terms and conditions of the Deferred Stock Unit award evidenced by this Grant Agreement. I further acknowledge and agree that the terms and conditions of this Grant Agreement, and the provisions of the Plan, set forth the entire understanding between the Company and me regarding my entitlement to receive Shares underlying the Deferred Stock Units granted to me through this Grant Agreement and this Grant Agreement supersedes all prior oral and written agreements on that subject.

SIGNATURE:

PRINTED NAME:

DATED: , 20

CONSOL Energy Inc.:

J. Brett Harvey
President and Chief Executive Officer

TERMS AND CONDITIONS

Each Deferred Stock Unit granted to you under the Plan will entitle you to, and represents the right to receive, one Share following the vesting date of that unit. The terms and provisions of your award are subject to the provisions of the Plan. A copy of the Plan is available upon request from Human Resources. Other important features of your award may be summarized as follows:

Special Vesting Events: Unless previously vested, all of the Deferred Stock Units granted to you under this Grant Agreement will vest and become nonforfeitable upon the occurrence of any of the following events:

•	a Change in Control of the Company (subject to the golden parachute limit);

•	the termination of your service after your attainment of normal retirement age or after ten (10) years of service to the Company; or

•	the termination of your service as a Director of the Company by reason of your death or Disability.

Forfeitability: If you cease to be in the service of the Company as a Director, including but not limited to a termination for Cause, all unvested Deferred Stock Units and any rights to the underlying Shares will be immediately forfeited to the Company upon such cessation for no consideration unless your termination of service occurs due to one of the Special Vesting Events.

If your service is terminated for Cause or should you breach the proprietary information covenant set forth below, then not only will your award be cancelled with respect to any unvested Deferred Stock Units, but you will also forfeit all of your right, title and interest in and to any Shares which have vested under your award. The certificates for any vested Shares you hold at the time of such termination or breach must be promptly returned to the Company, and the Company will in addition impose an immediate stop transfer order with respect to those certificates. Accordingly, upon such termination of your service or breach of the proprietary information covenant below, you will cease to have any further right or entitlement to receive or retain the Shares subject to your forfeited award. In addition, to the extent you have sold any of your vested Shares within the six (6)-month period ending with the date of your termination for Cause or your breach of the proprietary information covenant below or at any time thereafter, then you will be required to repay to the Company, within ten (10) days after receipt of written demand from the Company, the cash proceeds you received upon each such sale, provided such demand is made by the Company within one year after the date of that sale.

Transferability: The Shares paid to you in connection with your Deferred Stock Units will be registered under the Federal securities laws. Subsequent sales of those Shares will be subject to: (i) the terms and conditions set out in the Prospectus, (ii) any market black-out periods the Company may impose from time to time, (iii) the requirements of the Company’s insider trading policies and (iv) the applicable securities laws.

Deferred Stock Units and any future right to receive Shares pursuant to Deferred Stock Units may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. However, any Deferred Stock Units which have vested but have not been paid to you as of the date of your death may be transferred following your death pursuant to the provisions of your will or the laws of inheritance.

Federal and State Taxation: You will recognize income for Federal and state income tax purposes and self-employment tax purposes on the date you are paid Shares, and you must satisfy your income and other tax obligations applicable to that income. The amount of your taxable income will be equal to the Fair Market Value on the payment date of the Shares times the number of Shares to be paid to you on that date.

Stockholder Rights: You will not have any stockholder rights, including voting rights and actual dividend rights, with respect to the Shares underlying the Deferred Stock Units granted to you until you become the record holder of the underlying Shares following their actual issuance to you.

Dividend Equivalent Rights: If a regular cash dividend is declared on the Company’s Shares at a time when you have Deferred Stock Units, you will be entitled to dividend equivalent payments equal to the cash dividends declared on the Shares. Dividend equivalents are converted into additional Deferred Stock Units based on the following formula, rounded up to the nearest whole share:

X = (A x B)/C, where

X	=	the additional number of Deferred Stock Units which will become subject to your award by reason of the cash dividend;

A	=	the number of your vested Deferred Stock Units as of the record date for such dividend;

B	=	the per Share amount of the cash dividend; and

C	=	the closing price per Share on the New York Stock Exchange on the payment date of such dividend.

The additional Deferred Stock Units resulting from the above calculation will be subject to the same terms and conditions as the Deferred Stock Units subject to this award.

Other Adjustments: In the event of any stock split, stock dividend, recapitilization, combination of shares, exchange of shares or other similar change affecting the Company’s outstanding common stock as a class without the Company’s receipt of consideration, the number and/or class of securities subject to your award will be appropriately adjusted to preclude any dilution or enlargement of your rights under the award.

Payment Acceleration Upon a Change in Control: In the event of a Change in Control, you will be paid the underlying Shares contemporaneous with the closing of the Change in Control transaction regardless of any Payment Date Election made by you (subject to the golden parachute limit). In all other cases, your vested Shares will be delivered to you on the date provided in your Payment Date Election Form, or as soon as administratively feasible thereafter.

The Golden Parachute Limit: If any accelerated vesting of Deferred Stock Units or accelerated payment of Shares, either alone or together with any other payments or benefits to which you may otherwise become entitled from the Company in connection with the Change in Control would, in the Company’s good faith opinion, be deemed to be a parachute payment under Section 280G of the Code (or any successor provision), then, the number of Deferred Stock Units which are to vest or Shares to be paid to you on such an accelerated basis under your award will be reduced to the extent necessary to assure, in the Company’s good faith opinion, that no portion of your accelerated award will be considered such a parachute payment. The Company’s good faith opinion on this matter will be conclusive and binding upon you and your successors.

Proprietary Information Covenant: As a further condition to your right and entitlement to receive the Shares of the Company’s common stock subject to your award, you hereby agree to abide by the terms and conditions of the following proprietary information covenant:

You and the Company agree that certain materials, including (without limitation) information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company and its Affiliates, constitute proprietary confidential information and trade secrets. Accordingly, you will not at any time during or after your service with the Company disclose or use for your own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its Affiliates, any proprietary confidential information or trade secrets, provided that the foregoing shall not apply to information which is not unique to the Company or any of its Affiliates or which is generally known to the industry or the public other than as a result of your breach of this covenant. You agree that upon termination of your service with the Company for any reason, you will immediately return to the Company all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its Affiliates, except that you may retain personal notes, notebooks and diaries. You further agree that you will not retain or use for your own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Affiliates.

Failure to Enforce Not A Waiver: The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

Legends: The Company may at any time place legends referencing the provisions of this Agreement, and any applicable federal or state securities law restrictions on all certificates, if any, representing the Shares relating to this award.

Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

Amendments: This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the Plan. Notwithstanding, the Company may, in its sole discretion and without your consent, modify or amend the terms and conditions of this award, impose conditions on the timing and effectiveness of the issuance of the Shares, or take any other action it deems necessary or advisable, to cause this award to comply with Section 409A of the Code (or an exception thereto). Notwithstanding, you recognize and acknowledge that Section 409A of the Code may impose upon you certain taxes or interest charges for which you are and shall remain solely responsible.

Notices: Any notice, request, instruction or other document given under this Agreement shall be in writing and shall be addressed and delivered, in the case of the Company, to the Secretary of the Company at the principal office of the Company and, in your case, to your address as shown in the records of the Company or to such other address as may be designated in writing by either party.

Award Subject to Plan: This award is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Agreement will govern and prevail.

Entire Agreement: This Agreement and the Plan are: (i) intended to be the final, complete, and exclusive statement of the terms of the agreement between you and the Company with regard to the subject matter of this Agreement; (ii) supersede all other prior agreements, communications, and statements, whether written or oral, express or implied, pertaining to that subject matter; and (iii) may not be contradicted by evidence of any prior or contemporaneous statements or agreements, oral or written, and may not be explained or supplemented by evidence of consistent additional terms.

Prospectus: An updated prospectus summarizing the principle features of that Plan has been prepared and distributed by the Company; additional copies of the updated prospectus are available upon request from the Corporate Secretary at the Company’s executive offices at 1800 Washington Road, Pittsburgh, Pennsylvania 15241.

Attachments:

Exhibit 1 –Prospectus for the CONSOL Energy Inc. Equity Incentive Plan

EXHIBIT 1

PROSPECTUS RELATING TO

CONSOL ENERGY INC.

EQUITY INCENTIVE PLAN

CONSOL ENERGY INC.

DEFERRED STOCK UNIT AND PAYMENT DATE ELECTION FORM

A	DEFERRAL ELECTION:

I hereby irrevocably request that the Board of Directors grant Deferred Stock Units to me in lieu of $ [NOT LESS THAN $10,000] of the annual retainer fee that would otherwise be paid to me in cash over the one-year period following the next annual meeting of stockholders to be held on , 20 .

B	PAYMENT DATE ELECTION:

I understand that the Shares underlying my vested Deferred Stock Units will be paid to me as soon as administratively feasible following the earlier of: (i) my termination of service as a member of the Board of Directors of CONSOL Energy Inc., or (ii) the date I elect below which must be at least two years after the end of the Plan Year in which the Grant Agreement is executed.

(Check a Box Below If You Choose to Specify a Payment Date and Select the Date You Want to Elect:)

I hereby elect to the following payment date (CHOOSE ONLY ONE): ☐ [ , 20 ] ; OR ☐ [ years after the date of the Grant Date].

C	ACKNOWLEDGMENTS:

• I understand that payment of the Shares underlying my Deferred Stock Units may be accelerated due to a Change in Control.

• I understand that my Payment Date Election is irrevocable.

• I understand that to be valid, my Deferred Stock Unit and Payment Date Election must be filed with Human Resources on or before December 31, 20 .

•      I understand and acknowledge that if the Board, in its discretion, decides to grant Deferred Stock Units to me in lieu of compensation to be paid to me over the next year, those Deferred Stock Units will be subject to the terms and conditions of the CONSOL Energy Inc. Equity Incentive Plan Deferred Stock Unit Grant Agreement, the Consol Energy Inc. Equity Incentive Plan and the prospectus , copies of which I hereby acknowledge that I have received.

SIGNATURE:

PRINTED NAME:

DATED: , 20